UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission  File Number 000-15237
                                                                       ---------

                        Harleysville National Corporation
                        ---------------------------------
             (Exact name of registrant as specified in its charter)

                483 Main Street, Harleysville, Pennsylvania 19438
                -------------------------------------------------
                                 (215) 256-8851
                                 --------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $1.00 per share
                     ---------------------------------------
            (Title of each class of securities covered by this Form)

                                 Not Applicable
                                 --------------
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                  Rule 12g-4(a)(1)          [X]
                  Rule 12g-4(a)(2)          [ ]
                  Rule 12h-3(b)(1)(i)       [ ]
                  Rule 12h-3(b)(1)(ii)      [ ]
                  Rule 15d-6                [ ]

Approximate  number of holders of record as of the certification or notice date:
-0-
----

Pursuant  to  the   requirements  of  the  Securities   Exchange  Act  of  1934,
Harleysville National Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date: April 9, 2010                    By: /s/ Marc P. Levy
      ------------------                   ------------------------------------
                                           Marc P. Levy
                                           Counsel for First Niagara Financial
                                           Group, Inc.
                                           (Successor by merger to Harleysville
                                           National Corporation)